EXHIBIT 99.1

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC. REPORTS RECORD THIRD QUARTER RESULTS AS TANKER RATES REACH HISTORIC HIGHS

New York, October 27, 2004 --- Overseas Shipholding Group, Inc. (NYSE: OSG) reported record net income for the first nine months of 2004 of $190,113,000, or $4.87 per share, an increase of 90% compared with net income of $100,111,000, or $2.89 per share, for the first nine months of 2003. EBITDA for the first nine months rose to $415,405,000 from $250,297,000 in the first nine months of 2003.

Net income for the quarter ended September 30, 2004 of $68,521,000, or $1.74 per share, rising 388% compared with net income of $14,036,000, or $0.40 per share, in the third quarter of 2003. EBITDA for the third quarter rose to $145,398,000 from $57,946,000 in the third quarter of 2003 (see Appendix 2).

"OSG has extended its run of consecutive record earnings announcements with the highest third quarter income and the highest first nine months income in the Company's history," said Morten Arntzen, President and Chief Executive Officer of OSG. "Continued strong demand for tankers has resulted in very high tanker rates throughout the third quarter, traditionally a weak period for the industry, and has lifted tanker rates to record levels in the early weeks of the fourth quarter."

He also commented, "On October 22nd, President Bush signed into law the Jobs Creation Act, an important milestone for the U.S. shipping industry. The Jobs Creation Act will place OSG's U.S. based international tanker fleet on a level playing field with its offshore competitors for the first time since 1986 and will allow us to compete more aggressively. It represents a major step forward in creating economic conditions for U.S. companies to invest in the international shipping business. The new tax law will effectively restore the pre-1987 tax treatment of foreign shipping income beginning in 2005 and will permit indefinite deferral of taxation on such income until it is repatriated to the U.S. as dividends. Had the tax deferral on foreign shipping income contained in the Jobs Creation Act been effective for 2004, our provision for federal income taxes of $95,100,000 for the first nine months would have been essentially eliminated. In addition, because of the enactment of the Jobs Creation Act, the Company expects to reverse approximately $70,000,000 of net deferred tax liabilities and take them into income in the fourth quarter of 2004."

Highlights

Operations

  In July, a joint venture in which OSG holds a 49.9% interest took delivery of four 442,000 dwt V Pluses (tankers of more than 350,000 dwt) built in 2002 and 2003. These unique vessels, designed and built for a 40-year life expectancy, can each transport 3.2 million barrels of crude oil and are the only double hull V Pluses in the world.

  During the third quarter, OSG established a strategic business unit headquartered in Newcastle to pursue opportunities in LNG transportation. The new unit will be headed by Angus Campbell, who is currently a senior executive in our Newcastle operations center.

  In August, the Company sold the Olympia, a 1990-built single hull VLCC, taking advantage of high second hand vessel prices and further reducing the average age of the Company's VLCC fleet.

  In August, the Company agreed to sell the Dundee, a 1993-built double sided VLCC. A gain of approximately $13.6 million will be recognized in the fourth quarter.

  In September, the Company, along with one pool partner, chartered in an Aframax tanker for one year. This was the tenth vessel in 2004 that the Company chartered in.

  In October, the Company agreed to sell the Diane, a 1987-built double sided product carrier. A gain of approximately $5.4 million will be recognized in the first quarter of 2005.

Finance

  With fixed charges for the nine months ended September 30, 2004 of $58,678,000 and EBITDA of $415,405,000, the Company's EBITDA/Fixed Charges ratio was 7.1 compared with a ratio of 5.0 for the nine months ended September 30, 2003.

  In July, OSG closed a $100 million, seven-year unsecured revolving credit facility, contributing to the quarter end liquidity of $1.1 billion.

Tanker Market Overview

Supply and demand fundamentals have combined to create a highly favorable environment in the crude oil tanker markets. World oil demand and production have risen to unprecedented levels, spurred by strong worldwide economic growth. Global GDP is forecast to grow by 4.2% in 2004, well above the long-term estimated trend of 3.2%, and is expected to remain strong in 2005. China and other developing Asian countries are accounting for much of the incremental demand, while Middle East OPEC, the Former Soviet Union ("FSU") and West Africa are providing much of the requisite increase in supply. There have also been persistent one-off factors that have increased demand for tanker tonnage. The threat of political unrest in Venezuela, Nigeria and Iraq, and concerns about exports from the FSU, have tended to increase demand for oil to rebuild inventories; congestion in the Bosporus Straits has lengthened the time required for Aframaxes and Suezmaxes to complete voyages in this region and thereby reduced the supply of suitable tonnage. In the current very tightly balanced tanker markets, even a slight change in any of the factors affecting supply and demand can cause sharp fluctuations in tanker freight rates. In the third quarter, an unusually active hurricane season served to further bolster VLCC and Aframax rates, both of which have soared to record levels as increased demand for tankers more than offset a fairly sizable number of newbuilding deliveries. The hurricanes disrupted cargo operations and also shut down significant oil production in the U.S. Gulf that has to be replaced with imports sourced primarily from the Middle East, West Africa and the North Sea.

VLCC Sector

During the third quarter, rates for modern VLCCs trading out of the Arabian Gulf averaged $72,600 per day, 13% more than the previous quarter, and 154% more than the average rate for the corresponding quarter in 2003.

Global oil demand in the third quarter of 2004 was estimated by the International Energy Agency ("IEA") at 82.0 million barrels per day ("b/d"), an increase of 1.1% from the previous quarter and 3.6% higher than the comparable quarter in 2003. The increase in global oil demand is expected to continue, reaching an all-time high of 84.0 million b/d in the fourth quarter of 2004, 2.4% greater than both the third quarter of 2004 and fourth quarter of 2003. This growth in demand is attributable to both seasonal heating demand across the Northern Hemisphere during the winter months, and the rapid economic expansion of China and other Asian countries. Strong demand from Asian refiners for West African crude, and continued disruptions to Iraqi exports via the northern pipeline to Ceyhan in the Mediterranean boosted demand for VLCCs. Towards the end of the quarter, severe hurricanes significantly affected U.S. oil output and disrupted tanker traffic to the U.S. Gulf, causing delays and further tightening the balance between vessel supply and demand. As of early October, approximately 30% of oil production capacity in the Gulf of Mexico was still shut down. A return to full-scale production is not expected to occur until the end of the year, which could further benefit VLCC employment.

Chinese oil demand experienced a counter-seasonal contraction and decreased to 6.2 million b/d in the third quarter of 2004. The decline was partly due to measures taken by the government to prevent the economy from overheating and to conserve energy. As a result, year-on-year growth in oil demand slowed from the heated pace of almost 25% in the previous quarter to a still healthy 8%.

In response to sharply higher world oil prices, OPEC Middle East producers boosted production to 20.9 million b/d in the third quarter of 2004 from 19.9 million b/d in the second quarter.

The world VLCC fleet grew to 448 vessels (130.1 million dwt) at September 30, 2004 from 433 vessels (126.1 million dwt) at the start of 2004. Newbuilding orders placed during the first nine months of 2004 totaled 35 vessels (10.6 million dwt) compared with 51 vessels (15.5 million dwt) for the full year 2003. The orderbook expanded to 89 vessels (27.2 million dwt) at September 30, 2004, equivalent to 20.9%, based on deadweight tons, of the existing VLCC fleet.

Aframax Sector

During the third quarter of 2004, rates for Aframaxes operating in the Caribbean trades averaged $30,400 per day, 15% higher than the previous quarter, and 62% higher than the corresponding quarter in 2003.

Total non-OPEC oil production for the third quarter of 2004 was estimated at 49.8 million b/d, 2.3% higher than the corresponding quarter in 2003. The incremental growth was led by the FSU. Seaborne oil exports from the FSU in the third quarter of 2004 were estimated at 6.1 million b/d, 9.6% higher than the comparable quarter in 2003. Expansion of the port and pipeline system feeding the Baltic Sea terminal of Primorsk and an anticipated increase in duties on Russian crude exports beginning in early October fueled higher third quarter exports.

Softer rates prevailed from late August through mid September as U.S. refineries underwent maintenance. Rates then spiked sharply higher towards the end of the quarter as multiple hurricanes disrupted cargo operations in the U.S. Gulf, damaging infrastructure and shutting down production. Rates rose even further early in the fourth quarter as 30% of the U.S. Gulf's oil output remained shut down, with expectations that full-scale production might not resume until the end of the year. The expected increase in crude oil imports to compensate for the domestic shortfall will provide further support for tanker demand over the next several months.

The world Aframax fleet increased to 622 vessels (61.9 million dwt) at September 30, 2004 from 601 vessels (59.2 million dwt) at the start of 2004. Newbuilding orders placed during the first nine months of 2004 totaled 46 vessels (5.1 million dwt) compared with 99 vessels (10.6 million dwt) during the full year 2003. The orderbook increased to 163 vessels (17.7 million dwt) at September 30, 2004, equivalent to 28.7%, based on deadweight tons, of the existing Aframax fleet. The expected phase out under IMO regulations of approximately 48 Category 1 Aframaxes by year-end 2005 should mitigate, to some extent, the impact of the substantial number of deliveries expected during this period.

Financial Profile

On July 23, OSG closed an unsecured revolving credit facility of $100 million. This new facility, priced at a highly competitive margin, has a term of seven years. The Company has also renegotiated certain of its secured credit facilities, reducing margins, extending terms and increasing advance levels.

With shareholders' equity of $1.2 billion as of September 30, 2004 and $1.1 billion of liquidity, including undrawn credit facilities, the Company believes its financial flexibility and strength distinguish OSG from most of its competitors.

With one of the most modern VLCC and Aframax fleets in the industry, substantial liquidity and proven access to alternative sources of capital, the Company is unusually well positioned to take advantage of market opportunities as they present themselves.

OSG Fleet Profile

OSG is one of the largest tanker owners in the world and the leading U.S. based tanker company, with customers that include many of the world's largest oil companies. During the third quarter of 2004, OSG sold one VLCC and the charters-in of one VLCC and one Aframax commenced. A joint venture in which OSG participates also took delivery of four V Pluses. At September 30, 2004, OSG's fleet comprised 62 vessels totaling 11,506,612 dwt, including six vessels owned by joint ventures and 14 vessels chartered in under operating leases. Adjusted for OSG's proportional interest in joint venture and chartered in vessels, the fleet totals 53.9 vessels totaling 9,121,127 dwt.

At September 30, 2004, the Company's VLCC fleet, had an average age of 5.4 years compared with a world VLCC fleet average age of 8.1 years. OSG's Aframax fleet had an average age of 6.3 years compared with a world Aframax fleet average age of 9.5 years.

Appendix 1

The following table presents comparative per share amounts for net income, adjusted for the effects of vessel sales and securities transactions, including write-downs in the carrying value of certain securities pursuant to FAS 115:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Basic net income per share	$ 1.74	$ 0.40	$4.87	$2.89
(Gain)/loss on vessel sales	(0.21)	-	(0.26)	0.02
(Gain) on securities transactions	(0.12)	(0.03)	(0.15)	(0.13)
	$ 1.41	$ 0.37	$4.46	$2.78

Note: Net income adjusted for the effect of vessel sales and securities transactions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While net income adjusted for the effect of vessel sales and securities transactions is frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net income adjusted for the effect of vessel sales and securities transactions should not be considered an alternative to net income or other measurements prepared in accordance with accounting principles generally accepted in the United States.

Appendix 2

Reconciliation of net income, as reflected in the condensed consolidated statements of operations, to EBITDA:

($000)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income	$ 68,521	$ 14,036	$190,113	$100,111
Provision for federal income taxes	32,700	3,789	95,100	38,100
Interest expense	18,809	16,480	55,183	45,042
Depreciation and amortization	25,368	23,641	75,009	67,044
EBITDA	$145,398	$ 57,946	$415,405	$250,297

Note: EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 3

Table shows time charter equivalent revenues (combined spot and period charters) per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's principal foreign flag segments for the third quarter and first nine months of 2004 compared with the same periods of 2003:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
VLCC
Average TCE Rate	$61,729	$25,995	$64,194	$41,800
Number of Revenue Days	1,557	1,214	4,580	3,464

AFRAMAX
Average TCE rate	$31,148	$20,942	$32,117	$27,404
Number of Revenue days	1,235	974	3,584	2,933

PRODUCT CARRIER
Average TCE Rate	$17,214	$14,356	$17,827	$16,014
Number of Revenue Days	524	507	1,521	1,732

Appendix 4

Equity in Income of Joint Venture Vessels

The following is a summary of the Company's interest in its foreign flag joint ventures. Revenue days are adjusted for OSG's percentage ownership in order to state the days on a basis comparable to that of wholly-owned vessels:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
VLCC
Equity in Income	$9,592,000	$2,172,000	$12,302,000	$17,641,000
Number of Revenue Days	162	303	242	942

AFRAMAX
Equity in Income	$ 868,000	$355,000	$2,670,000	$2,209,000
Number of Revenue days	46	45	137	135

During the first quarter the Company concluded an agreement with a joint venture partner equally splitting the ownership of three pairs of sister vessels between the two partners, with OSG becoming the 100% owner of the VLCCs, Dundee, Sakura I and Tanabe. The results of these vessels are now included in the VLCC segment. In July 2004, a joint venture in which OSG has a 49.9% interest took delivery of four V Pluses.

Appendix 5

Summary of the Company's foreign and domestic flag fleets as of September 30, 2004:

	Number of Vessels		Dwt
Type	Total	By % Interest	Total	By % Interest
Foreign Flag Fleet:
V Plus:
Owned jointly with others	4	2.0	1,766,694	881,581
VLCC:
100% owned	14	14.0	4,295,089	4,295,089
Owned jointly with others	1	0.3	259,995	77,999
Time chartered in	7	3.3	2,118,429	982,855
Suezmax	1	1.0	147,501	147,501
Aframax:
100% owned	13	13.0	1,354,911	1,354,911
Owned jointly with others	1	0.5	97,078	48,539
Time chartered in	3	1.8	326,381	192,118
Product Carrier	6	6.0	287,934	287,934
Capesize Bulk Carrier:
Time chartered in	2	2.0	319,843	319,843

U.S. Flag Fleet:
Crude Tanker	3	3.0	275,904	275,904
Product Carrier	4	4.0	188,810	188,810
Bulk Carrier, bareboat chartered in	2	2.0	51,902	51,902
Car Carrier	1	1.0	16,141	16,141
TOTAL	62	53.9	11,506,612	9,121,127

Appendix 6

Summary Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($000)	2004	2003	2004	2003

Time Charter Equivalent Revenues	$ 167,888	$ 84,176	$ 513,931	$ 325,603
Running Expenses (including time charter hire and depreciation)	66,883	50,467	188,780	148,680
General & Administrative	9,294	7,697	32,494	26,230
Total Ship Operating Expenses	76,177	58,164	221,274	174,910
Income from Vessel Operations (100% owned)	91,711	26,012	292,657	150,693
Equity in Income from Joint Ventures	12,024	4,417	19,022	24,574
Operating Income	103,735	30,429	311,679	175,267
Other Income	16,295	3,876	28,717	7,986
Income before Interest and Taxes	120,030	34,305	340,396	183,253
Interest Expense	18,809	16,480	55,183	45,042
Income before Taxes	101,221	17,825	285,213	138,211
Provision for Federal Income Taxes	32,700	3,789	95,100	38,100
Net Income	$ 68,521	$ 14,036	$ 190,113	$ 100,111

Basic Net Income Per Share	$ 1.74	$ 0.40	$ 4.87	$ 2.89
Diluted Net Income Per Share	$ 1.74	$ 0.40	$ 4.86	$ 2.87
Weighted Average Number of Shares (Basic)	39,369,000	34,956,000	39,022,000	34,648,000
Weighted Average Number of Shares (Diluted)	39,424,000	35,273,000	39,084,000	34,938,000

Appendix 7

Summary Consolidated Balance Sheets

($000)	September 30, 2004	December 31, 2003

Cash and Cash Equivalents	$ 418,763	$ 74,003
Other Current Assets	93,568	67,420
Capital Construction Fund	260,504	247,433
Vessels, including Capital Leases	1,510,756	1,364,773
Investments in Joint Ventures	114,620	183,831
Other Assets	65,121	63,226
Total Assets	$ 2,463,332	$ 2,000,686

Current Liabilities	$ 123,807	$ 98,208
Long-term Debt and Capital Leases	907,880	787,588
Other Liabilities	216,892	197,815
Shareholders' Equity	1,214,753	917,075
Total Liabilities and Shareholders' Equity	$ 2,463,332	$ 2,000,686

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The Company plans to host a conference call at 11:00 AM EST on Wednesday, October 27, 2004 to discuss results for the quarter. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (888) 802-8576 within the United States, and (973) 935-8515 for international calls. A recording of the call will be available for one week at (877) 519-4471, if dialed from within the U.S., and at (973) 341-3080 for international calls; the replay pin number is 5284017.

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This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances, anticipated levels of newbuilding and scrapping, and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.